Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of B. Riley Financial, Inc. on Form S-3 (File Nos. 333-198814, 333-203534, 333-214234, 333-216763, 333-221715, 333-223789 and 333-228731) and Form S-8 (File Nos. 333-202876, 333-218457 and 333-226589) of our report dated March 5, 2019, with respect to our audits of the consolidated financial statements of B. Riley Financial, Inc. and Subsidiaries as of December 31, 2018 and for each of the three years in the period ended December 31, 2018 and our report dated March 5, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of B. Riley Financial, Inc. and Subsidiaries as of December 31, 2018, which reports are included in this Annual Report on Form 10-K of B. Riley Financial, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum LLP
New York, NY
March 5, 2019